Exhibit 4.102

Maximum Mortgage Contract

Contract No.: 13100220140064997

Mortgagor: Hebei Ruiliang Trading Co., Ltd.

Mortgagee : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date : November 11, 2014

Mortgage Definition : To ensure multiple loans Party B (Mortgagee) has lent to Hebei Ruiliang Trading Co., Ltd., Party A (Mortgagor) is willing to provide the Maximum Mortgage Guarantee hereunder for Party B.

Maximum Amount: RMB100, 000,000

Mortgage Term : November 7, 2014 to November 6, 2015

Collateral: The assets Party A mortgages to Party B as Collateral are listed in Maximum Mortgage Contract (No. 13100220140064997). The appraised value of the Collateral is RMB 160,426,200